Filed Pursuant to Rule 433
Registration No. 333-144222

North American Energy Partners Inc.

7,248,680 Shares

This free writing prospectus relates only to the securities described in, and should be read together with, the preliminary prospectus dated July 16, 2007 (the “Preliminary Prospectus”) included in Amendment No. 1 to the Registration Statement on Form F-1 (Commission File No. 333-144222) relating to these securities. The following information supplements and updates the information contained in the Preliminary Prospectus.

Common shares offered by us	None

Common shares offered by the selling shareholders	7,248,680 shares (8,335,982 shares if the underwriters’ over-allotment option is fully exercised)

Underwriters’ over-allotment option	1,087,302 shares; option to purchase additional shares pro rata from the selling shareholders

Common shares to be outstanding after this offering	35,752,060 shares

Common shares to be owned by the selling shareholders after this offering	8,284,098 shares (7,196,796 shares if the underwriters’ over-allotment option is fully exercised)

The following table presents information regarding the beneficial ownership of our common shares based on the information available to us as of July 30, 2007, by each of the selling shareholders:

	Common Shares Beneficially Owned Prior to the Offering		Common Shares Offered Hereby	Common Shares Beneficially Owned After the Offering		Common Shares Beneficially Owned After the Offering Assuming Full Exercise of Over-Allotment Option
Name of Selling Shareholder	Number	%	Number	Number	%	Number	%
Sterling Group Partners I, L.P.	6,351,265	17.76	1,500,000	4,851,265	13.57	4,626,265	12.94

Genstar Capital Partners III, L.P.	4,439,233	12.42	3,860,203	579,030	1.62	–	–

Stargen III, L.P.	159,249	Less than 1%	138,477	20,772	Less than 1%	–	–

Stephens-NACG LLC	3,065,409	8.57	450,000	2,615,409	7.32	2,547,909	7.13

Paribas North America, Inc.	1,517,622	4.24	1,300,000	217,622	Less than 1%	22,622	Less than 1%

Because there will be no new shares issued by us there would be no adjustments to the actual March 31, 2007 capitalization.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Credit Suisse Securities (USA) LLC, 11 Madison Avenue, New York, New York 10010, Attention: Prospectus Department or UBS Investment Bank, 299 Park Avenue, New York, New York 10171, Attention: Equity Syndicate or by telephone at (212) 713-2626. The latest prospectus is also available at the following link:

http://www.sec.gov/Archives/edgar/data/1368519/000119312507166114/0001193125-07-166114-index.htm.